EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-105146 and 333-114526 on Form S-8 of International Absorbents Inc. of our report dated April 29, 2010, relating to the financial statements appearing in this Annual Report on Form 10-K of International Absorbents Inc. for the year ended January 31, 2010.

April 29, 2010	/s/ Moss Adams LLP
Seattle, Washington